April 27, 2012

Dear Shareholders,

As part of our ongoing efforts to keep you better informed about recent developments within 3DIcon, this letter will bring you up-to-date about the reverse split, CSpace development progress, and the refinement and validation of our strategies around glasses-free flat screen 3D.

As you may already know, 3DIcon (the Company) has effected a reverse split of its stock effective Friday, April 27, 2012. For every thirty-five (35) shares you now hold you will receive one (1) share and the price of those new shares will be increased by thirty-five (35) times at the open on April 27. This action was approved by the shareholders of the Company in a vote conducted October 15, 2011. As discussed at the Company's annual meeting in Tulsa on October 15, 2011, and in the CEO letter of November 1, 2011, recent FINRA's regulations make the deposit of low priced stocks difficult and costly. The reverse split was necessary to allow the Company to continue to raise capital and to allow shareholders to be able to deposit shares.

The Company is continuing its focused efforts on two fronts: the further development of our patented CSpace technology and development / validation of our strategies in the glasses-free flat screen 3D area.

On the CSpace front, Dr. Melnik and Dr. Refai, have already made significant improvements to the illumination optics that are a key subsystem of the next generation CSpace laboratory prototype. These improvements are already delivering much more laser power which in turn is creating much brighter images. Once the brightness improvements are complete, the technical team plans to modify the projection optics to greatly increase the resolution of the 3D images we can display. Both the Board and the management team are very encouraged by the progress to date.

On the flat screen 3D front, we have completed about 70% of the meetings with potential domestic and international partners within the glasses-free flat screen 3D display industry. Some of these companies have global reach. The response by these companies to our early market entry and partnership strategies has been very positive. We plan to complete these meetings and to also meet with potential downstream customers within the next 30-45 days to further validate these new strategies. We then plan to present our findings and recommendations to the Board. Based on the positive feedback to date, we are very optimistic that our strategies are sound and that our market timing is good moving forward.

Sincerely,

3DICON CORPORATION

Mark Willner

Chief Executive Officer

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," “estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.